Exhibit 99.1

LANDS' END ANNOUNCES SECOND QUARTER FISCAL 2017 RESULTS
DODGEVILLE, Wis., August 31, 2017 (GLOBE NEWSWIRE) - Lands' End, Inc. (NASDAQ:LE) today announced financial results for the second quarter ended July 28, 2017.

Second Quarter Fiscal 2017 Highlights:

•
Net revenue for the second quarter was $302.2 million as compared to $292.0 million in the second quarter last year. Direct segment net revenue increased 5.5% to $259.9 million, as compared to the same period last year. Retail segment net revenue decreased 7.4% to $42.2 million, as compared to the same period last year, primarily due to fewer Lands' End Shops at Sears. Same store sales for the quarter increased 3.8%.

•	Gross margin was 44.4% as compared to 46.6% in the second quarter last year.

•	Net loss was $3.9 million, or $0.12 per diluted share, as compared to Net loss of $2.0 million, or $0.06 per diluted share, in the second quarter of fiscal 2016.

•	Adjusted EBITDA(1) was $6.8 million compared to $7.3 million in the second quarter of fiscal 2016.

Jerome S. Griffith, Chief Executive Officer, stated, "We are pleased with the continued progress that we made during the second quarter, as we once again drove positive results across a number of key metrics. Performance in our U.S. consumer business improved, with double digit increases in our U.S. eCommerce sales, growth in our customer files, and positive same store sales in our retail segment."

Mr. Griffith continued, "As we look ahead, we are focused on further enhancing our assortment, ensuring that we are delivering the comfort, fit, fashion, and function that our customers are looking for, all at a great value. In addition, we are working to better leverage and analyze our customer data to ensure that we are best engaging with our consumers through both our merchandise and marketing initiatives, as well as through a reimagined and enhanced omni-channel shopping experience. Finally, we are focused on enhancing our inventory management in order to better position us to deliver a constant flow of newness and more relevant product. Overall, we are pleased with the progress that we continue to make in the business, and believe that we remain well-positioned to drive growth over the long-term."
Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were $177.0 million on July 28, 2017, compared to $210.7 million on July 29, 2016. Net cash used in operations was $13.2 million for the 26 weeks ended July 28, 2017, compared to net cash provided by operations of $2.1 million for the same period last year.
Inventory was $370.5 million as of July 28, 2017, and $354.7 million as of July 29, 2016.
The Company had $164.6 million of availability under its asset-based senior secured credit facility and had $488.1 million of Long-term debt, net as of July 28, 2017.
Conference Call
The company will host a conference call on Thursday, August 31, 2017, at 8:30 a.m. ET to review its second quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company's website at http://investors.landsend.com.
About Lands' End, Inc.
Lands' End, Inc. (NASDAQ:LE) is a leading multi-channel retailer of casual clothing, accessories, footwear and home products. We offer products through catalogs, online at www.landsend.com and affiliated specialty and international websites, and through retail locations, primarily at Lands' End Shops at Sears® and standalone Lands' End Inlet® Stores. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements about our initiatives, including enhancing our product assortment, addressing customer preferences for comfort, fit, fashion, function and value, use of customer data to engage in better marketing and an improved shopping experience, and enhancing inventory management to deliver newness and relevant product, and expectations of future growth over the long-term. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: our ability to offer merchandise and services that customers want to purchase; changes in customer preference from our branded merchandise; customers' use of our digital platform, including customer acceptance of our efforts to enhance our e-commerce websites; customer response to our marketing efforts across all types of media; our maintenance of a robust customer list; our dependence on information technology and a failure of information technology systems, including with respect to our e-commerce operations, or an inability to upgrade or adapt our systems; the success of our ERP implementation; fluctuations and increases in costs of raw materials; impairment of our relationships with our vendors; our failure to maintain the security of customer, employee or company information; our failure to compete effectively in the apparel industry; the performance of our “store within a store” business; if Sears Holdings Corporation sells or disposes of its retail stores, including pursuant to the recapture rights granted to Seritage Growth Properties, and other parties or if its retail business does not attract customers or does not adequately provide services to the Lands’ End Shops at Sears; legal, regulatory, economic and political risks associated with international trade and those markets in which we conduct business and source our merchandise; our failure to protect or preserve the image of our brands and our intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide us with services in connection with certain aspects of our business to perform their obligations; our failure to timely and effectively obtain shipments of products from our vendors and deliver merchandise to our customers; reliance on promotions and markdowns to encourage customer purchases; our failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the seasonal nature of our business; the adverse effect on our reputation if our independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on our business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; the impact of increased costs due to a decrease in our purchasing power following our separation from Sears Holdings (“Separation”) and other losses of benefits associated with being a subsidiary of Sears Holdings; the failure of Sears Holdings or its subsidiaries to perform under various transaction agreements or our failure to have necessary systems and services in place when certain of the transaction agreements expire; our agreements related to the Separation and certain agreements related to our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received better terms from an unaffiliated third party; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement; the ability of our principal shareholders to exert substantial influence over us; adverse effects of the Separation on our business; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; and other risks, uncertainties and factors discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended January 27, 2017. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS:
Lands' End, Inc.
James Gooch
Chief Operating Officer and Chief Financial Officer
(608) 935-9341

Investor Relations:
ICR, Inc.

Jean Fontana
(646) 277-1214
Jean.Fontana@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except share data)	July 28, 2017	July 29, 2016	January 27, 2017*
ASSETS
Current assets
Cash and cash equivalents	$176,955	$210,736	$213,108
Restricted cash	3,300	3,300	3,300
Accounts receivable, net	24,632	29,287	39,284
Inventories, net	370,470	354,739	325,314
Prepaid expenses and other current assets	36,216	31,781	26,394
Total current assets	611,573	629,843	607,400
Property and equipment, net	126,825	112,682	122,836
Goodwill	110,000	110,000	110,000
Intangible asset, net	257,000	430,000	257,000
Other assets	17,007	15,913	17,155
TOTAL ASSETS	$1,122,405	$1,298,438	$1,114,391
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$181,685	$174,940	$162,408
Other current liabilities	85,415	82,212	86,446
Total current liabilities	267,100	257,152	248,854
Long-term debt, net	488,146	491,941	490,043
Long-term deferred tax liabilities	91,015	155,451	90,467
Other liabilities	14,144	16,539	13,615
TOTAL LIABILITIES	860,405	921,083	842,979
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01- authorized: 480,000,000 shares; issued and outstanding: 32,087,532, 32,029,359 and 32,029,359, respectively	320	320	320
Additional paid-in capital	345,139	345,598	343,971
Retained (deficit) earnings	(72,172)	41,590	(60,453)
Accumulated other comprehensive loss	(11,287)	(10,153)	(12,426)
Total stockholders’ equity	262,000	377,355	271,412
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,122,405	$1,298,438	$1,114,391

*Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 27, 2017.

LANDS’ END, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended		26 weeks ended
(in thousands, except per share data)	July 28, 2017	July 29, 2016	July 28, 2017	July 29, 2016
Net revenue	$302,190	$292,010	$570,555	$565,443
Cost of sales (excluding depreciation and amortization)	168,025	155,858	313,748	299,621
Gross profit	134,165	136,152	256,807	265,822

Selling and administrative	127,336	128,892	248,682	257,926
Depreciation and amortization	6,175	4,488	12,683	8,624
Other operating expense, net	480	60	1,988	46
Operating income (loss)	174	2,712	(6,546)	(774)
Interest expense	6,167	6,174	12,292	12,344
Other income, net	(494)	(528)	(1,236)	(981)
Loss before income taxes	(5,499)	(2,934)	(17,602)	(12,137)
Income tax benefit	(1,619)	(954)	(5,883)	(4,398)
NET LOSS	$(3,880)	$(1,980)	$(11,719)	$(7,739)
NET LOSS PER COMMON SHARE
Basic:	$(0.12)	$(0.06)	$(0.37)	$(0.24)
Diluted:	$(0.12)	$(0.06)	$(0.37)	$(0.24)

Basic weighted average common shares outstanding	32,079	32,024	32,054	32,013
Diluted weighted average common shares outstanding	32,079	32,024	32,054	32,013

Use and Definition of Non-GAAP Financial Measures
(1)Adjusted EBITDA - In addition to our Net income, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is adjusted to exclude certain significant items as set forth below.
Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax costs or benefits.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦	Transfer of corporate functions - severance associated with a transition of certain corporate activities from our New York office to our Dodgeville headquarters.

◦	Gain or loss on the sale of property and equipment - management considers the gains or losses on disposal of assets to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP
(Unaudited)

	13 Weeks Ended				26 weeks ended
	July 28, 2017		July 29, 2016		July 28, 2017		July 29, 2016
(in thousands)	$’s	% of Net revenue	$’s	% of Net revenue	$’s	% of Net revenue	$’s	% of Net revenue
NET LOSS	$(3,880)	(1.3)%	$(1,980)	(0.7)%	$(11,719)	(2.1)%	$(7,739)	(1.4)%
Income tax benefit	(1,619)	(0.5)%	(954)	(0.3)%	(5,883)	(1.0)%	(4,398)	(0.8)%
Other income, net	(494)	(0.2)%	(528)	(0.2)%	(1,236)	(0.2)%	(981)	(0.2)%
Interest expense	6,167	2.0%	6,174	2.1%	12,292	2.2%	12,344	2.2%
Operating income (loss)	174	0.1%	2,712	0.9%	(6,546)	(1.1)%	(774)	(0.1)%
Depreciation and amortization	6,175	2.0%	4,488	1.5%	12,683	2.2%	8,624	1.5%
Transfer of corporate functions	480	0.2%	—	—%	1,926	0.3%	—	—%
Loss on disposal of property and equipment	—	—%	60	—%	62	—%	46	—%
Adjusted EBITDA(1)	$6,829	2.3%	$7,260	2.5%	$8,125	1.4%	$7,896	1.4%

LANDS’ END, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
(in thousands)	July 28, 2017	July 29, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,719)	$(7,739)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	12,683	8,624
Amortization of debt issuance costs	856	856
Loss on disposal of property and equipment	62	46
Stock-based compensation	1,800	1,752
Deferred income taxes	(88)	(1,387)
Change in operating assets and liabilities:
Inventories	(43,493)	(25,983)
Accounts payable	22,434	34,472
Other operating assets	5,603	(4,015)
Other operating liabilities	(1,333)	(4,552)
Net cash (used in) provided by operating activities	(13,195)	2,074
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	—	44
Purchases of property and equipment	(20,223)	(18,017)
Net cash used in investing activities	(20,223)	(17,973)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on term loan facility	(2,575)	(2,575)
Payments of employee withholding taxes on share-based compensation	(629)	(396)
Net cash used in financing activities	(3,204)	(2,971)
Effects of exchange rate changes on cash	469	1,238
NET DECREASE IN CASH AND CASH EQUIVALENTS	(36,153)	(17,632)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	213,108	228,368
CASH AND CASH EQUIVALENTS, END OF PERIOD	$176,955	$210,736
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$4,438	$2,297
Income taxes paid, net of refunds	$3,082	$3,067
Interest paid	$11,257	$11,291

Financial information by segment is presented in the following tables for the 13 Weeks Ended and 26 Weeks Ended July 28, 2017, and July 29, 2016.

	13 Weeks Ended		26 weeks ended
(in thousands)	July 28, 2017	July 29, 2016	July 28, 2017	July 29, 2016
Net revenue:
Direct	$259,938	$246,395	$488,228	$478,580
Retail	42,166	45,521	82,213	86,737
Corporate / other	86	94	114	126
Total net revenue	$302,190	$292,010	$570,555	$565,443

	13 Weeks Ended		26 weeks ended
(in thousands)	July 28, 2017	July 29, 2016	July 28, 2017	July 29, 2016
Adjusted EBITDA(1):
Direct	$13,080	$14,780	$24,918	$27,612
Retail	1,773	450	(1,402)	(3,480)
Corporate / other	(8,024)	(7,970)	(15,391)	(16,236)
Total Adjusted EBITDA(1)	$6,829	$7,260	$8,125	$7,896